CONTROL BLOCK SHARE TRANSFER AGREEMENT

THIS CONTROL BLOCK SHARE TRANSFER AGREEMENT (“Agreement”) is made effective as of this 20th day of July, 2021 by and between NEW AMERICA ENERGY CORP., a Florida corporation with an address at 240 Vaughan Drive, Suite 200, Alpharetta, GA 30009 (“NECA”) and Jeffrey Canouse, the Control Block Holder of NECA (“Control Block Holder”)

WHEREAS:

A.The Control Block Holder is the registered and beneficial owner of 51 Shares of Series A Preferred Stock in NECA, which represents majority voting control of NECA, having the voting power equal to 51% of NECA’s issued and outstanding stock of all classes; and

Control Block Holder has agreed to transfer all 51 Shares of Series A Preferred Stock shares (the “Shares”) to Third Bench Holdings, LLC in exchange for the issuance by the Company of 17,063 shares of newly created Series D Preferred Stock, in order to assist the Company with the closing of the Share Exchange Agreement with Third Bench Holdings, LLC (the “Share Exchange Agreement”); and.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.REPRESENTATIONS AND WARRANTIES OF CONTROL BLOCK HOLDER AND NECA

1.1Title and Authority of Control Block Holder. The Control Block Holder is and will be as of the Closing, the registered and beneficial owner of and will have good and marketable title to all of 51 Shares of Series A Preferred Stock shares held by him and will hold such free and clear of all liens, charges and encumbrances whatsoever; and such shares of NECA Series A Preferred Stock held by the Control Block Holder have been duly and validly issued and are fully paid and non- assessable. The Control Block Holder has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the registered, legal and beneficial title and ownership of the 51 Shares of Series A Preferred Stock shares of NECA Stock held by the Control Block Holder.

1.2Capitalization. The entire authorized common stock of NECA consists of 12,000,000,000 shares of common stock par value $0.00001 (the “NECA Common Stock”). All of the issued and outstanding shares of NECA Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations.

2.MISCELLANEOUS PROVISIONS

2.1Entire Agreement. This Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

2.2Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses for the parties on file with NECA’s transfer agent.

2.3Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

2.4Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons who are a party to this Agreement.

2.5Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

2.6Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein.

2.7Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF the parties hereto have executed this Control Block Share Transfer Agreement as of the day and year first above written.

NEW AMERICA ENERGY CORP.

By:    /s/ Jeffrey Canouse

    Authorized Signatory

    Name: Jeffrey Canouse

Title: Chief Executive Officer

CONTROL BLOCK HOLDER

/s/ Jeffrey Canouse

  Jeffrey Canouse, holder of 51 Shares of Series A

  Preferred Stock shares of NECA